Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

Internal University Use Only

OTC Agreement No.:
OTC Case No.(s):
Document Revision Date:

EXCLUSIVE PATENT LICENSE AGREEMENT

THIS EXCLUSIVE PATENT LICENSE AGREEMENT (this "Agreement") is made by and between Regents of the University of Minnesota, a constitutional corporation under the laws of the state of Minnesota, having a place of business at 200 Oak Street, SE, Suite 280, Minneapolis, Minnesota 55455 (the "University"), and the Licensee identified below. The University and the Licensee agree that:

The Terms and Conditions of Exclusive Patent License attached hereto as Exhibit A (the "Terms and Conditions") are incorporated herein by reference in their entirety. In the event of a conflict between provisions of this Agreement and the Terms and Conditions, the provisions in this Agreement shall govern. Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Terms and Conditions. The section numbers used in the parentheses below correspond to the section numbers in the Terms and Conditions.

1. Licensee (§1.8): Oxis Biotech, Inc., a corporation under the laws of Delaware, having its principal offices at 100 South Ashley Drive, Suite 600 Tampa, FL 33602
2. Field(s) of Use (§1.3): All

3. Territory (§1.16): Any country or territory where unexpired Licensed Patents exist.

4. Effective Date (§2): Date of the last signature of the Agreement.

5. Licensed Patents and Technical Information:

5.1 Patents(s) (§1.4): NONE

5.2 Patent Applications (§1.5):

Application No.	Country	Filing Date	Title
62/237,835	USA	October 6, 2015	Therapeutic compounds and its uses

5.3 Technical Information:

None

6. Patent-Related Expenses (§§1.10 & 6.3): The Licensee shall reimburse the University for Patent-Related Expenses incurred before and during the Term as provided in section 6.3 of the attached Terms and Conditions.

7.	Sublicense Rights (§3.1.2): [Select one of the following]

Yes	No

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

8.	Federal Government Rights (§3.2): [Select one of the following]

Yes	No

9. Performance Milestones (§5.1): The Licensee shall achieve the following milestones:

➢	Perform First dosing of first patient in a Phase I clinical trial for the Licensed Product within 24 months from the Effective Date;

➢	Perform the first dosing of a patient in a Phase II clinical trial for the Licensed Product within 48 months from the Effective Date.

➢	Perform the first dosing of a patient in a Phase III clinical trial within 84 months from the Effective Date;

➢	Obtain regulatory approval for commercial sale of the Licensed Product in the Territory within 120 months from the Effective Date.

By March 1 of each year, Licensee will submit a written annual report to University covering the preceding calendar year. The report will include information sufficient to enable University to satisfy reporting requirements of the U.S. Government and for University to ascertain progress by Licensee toward meeting this Agreement's diligence requirement. Each report will describe, where relevant: Licensee's progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Licensee will specifically describe how each Licensed Product is related to each Licensed Patent.

10. Commercialization Reports (§5.4): On each anniversary of the Effective Date, the Licensee shall deliver written commercialization reports to the University as provided in section 5.4 of the Terms and Conditions.

11. Payments (§6.1). All amounts are non-refundable, and payable as defined below or as specified in the University's invoice.

11.1 Upfront Payment: [****] payable as follows: [****] is payable within 15 calendar days after the Effective Date. The remaining [****] is payable within 6 months of the Effective Date of the Agreement. For clarification, Licensee's obligation to pay the full amount of [****] survives any termination by Licensee pursuant to Section 8.2 of the Terms and Conditions and would be in addition to the early termination fee set forth in Section 8.2 of the Terms and Conditions

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

11.2 License Maintenance Fee.

➢	[****] payable on the first and second anniversary of the Effective Date
➢	[****] payable on the third and fourth anniversary of the Effective Date.
➢	[****] payable on the fifth anniversary of the Effective Date an on each anniversary of the Effective Date thereafter.

11.3 Document Fee: None.

11.4 Running Royalties on Net Sales. Licensee shall pay the University a royalty of [****] of Net Sales of Licensed Product, determined and payable as provided in section 6.4 of the Terms and Conditions. For clarification, Licensee intends to sponsor research at the University which may result in additional inventions, for which Licensee will have an opportunity to negotiate a license. If Licensee develops products which are covered by a Licensed Patent or Technical Information under this Agreement and also is covered by the claims in a patent for any inventions developed by the University, the maximum royalty for which Licensee will be obligated to pay under a subsequent license agreement or amendment to this Agreement will not exceed 6%.

11.5 Annual Minimum. The annual minimum amount of Royalties owed by the Licensee under subsection 11.4.1, upon commencement of commercial sales, shall be $250,000 beginning in Year 2022; $2,000,000 beginning in year 2025; and $5,000,000 beginning in year 2027 throughout the remainder of the term.).

11.5 Non-Royalty Sublicense Consideration:

➢	Licensee shall pay the University [****] of all Non-Royalty Sublicensee Consideration received by Licensee prior to the initiation of a Phase I clinical trial.
➢
Licensee shall pay the University [****] of all Non-Royalty Sublicensee Consideration received by Licensee after the initiation of a Phase I clinical trial but prior to the initiation of a Phase III clinical trial

➢
Licensee shall pay the University [****] of all Non-Royalty Sublicensee Consideration received by Licensee after regulatory approval of the first Licensed Product for commercial sale in North America, the European Union, Japan, or Australia.

11.8 Change of Control Fee: [****] payable as provided in section 12.5 of the Terms and Conditions.

11.9 Performance Milestone Payments:

11.9.1 Clinical Development Milestones:

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

➢	[****] upon dosing of the first human subject in a Phase I clinical trial of a Licensed Product;
➢	[****] upon dosing of a first human subject in a Phase II clinical trial of a Licensed Product;
➢	[****] upon dosing of a first human subject in a Phase III clinical trial of a Licensed Product;
➢	[****] upon filing of an BLA with FDA (or EMEA or an equivalent authority in) in any jurisdiction, for a Licensed Product;
➢	[****] following the first commercial sale of a Licensed Product;
➢	[****] for the second commercial sale of a Licensed Product.
➢	[****] for the first commercial sale of a Licensed Product for any non-human use.

11.9.2 Patent issuance milestone:

➢	A one-time [****] payment due upon issuance of a Licensed Patent in any of Australia, European Union, Japan, the U.S. or Canada including a valid claim to a Licensed Product.

11.9.3 Sales Milestones (one time):

➢	[****] upon reaching 250 Million dollars in cumulative gross sales of Licensed Products.
➢	[****] upon reaching 500 Million dollars in cumulative gross sales of Licensed Products.

11.7 Equity: None

12. Licensee's Address for Notice (§12.13). Notices will be sent to the Licensee at:

Attn:
Anthony J. Cataldo
Chairman & Chief Executive Officer
Oxis Biotech, Inc.
4830 West Kennedy Boulevard, Suite 600
Tampa, Florida 33609

Facsimile No.:
Email: cataldo14@aol.com

13. Licensee's Contact Person for Patent Prosecution Consultation (§4.2.1). The University will, as set forth in this Agreement, communicate with the contact person named below with respect to patent prosecution and maintenance: (Upon ten (10) days prior written notice to the University, the Licensee may change the person designated below.)

Lisa A. Haile, J.D., Ph.D.
DLA Piper LLP (US)
4365 Executive Drive, Suite 1100
San Diego, California 92121
858.677.1456 T
858.735.2456 C
858.638.5040 F
lisa.haile@dlapiper.com

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

Regents of the University of Minnesota	Oxis Biotech, Inc.

By: /s/ Jay W. Schrankler By: /s/ Anthony J. Cataldo
Jay W. Schrankler	Name:	Anthony J. Cataldo
Executive Director	Title:	Chairman & Chief Executive Officer
Office for Technology Commercialization

Date: July 15, 2016 Date: July 18, 2016

EXHIBIT A
Terms and Conditions
Exclusive Patent License Agreement

These terms and conditions to the Exclusive Patent License Agreement ("Terms and Conditions") govern the grant of license by Regents of the University of Minnesota ("University") to the Licensee identified in the Exclusive Patent License Agreement (the "EPLA"). These Terms and Conditions are incorporated by reference into the EPLA. All section references in these Terms and Conditions refer to provisions in these Terms and Conditions unless explicitly stated otherwise.

1. Definitions. For purposes of interpreting this Agreement, the following terms have the following meanings:

1.1 "Affiliate" means an entity that controls the Licensee or the sublicensee, as the case may be, is controlled by the Licensee or sublicensee, or along with the Licensee or sublicensee, is under the common control of a Third Party. An entity shall be deemed to have control of the controlled entity if it (i) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities of the controlled entity, or (ii) has the right, power or authority, directly or indirectly, to direct or cause the direction of the policy decisions of the controlled entity, whether by ownership of securities, by representation on the controlled entity's governing body, by contract, or otherwise.

1.2 "Change of Control" means (A) acquisition of ownership -- either directly or indirectly. by any person or group -- of the capital stock of Licensee representing more than 50% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of the Licensee; and/or (B) the sale of all or substantially all the Licensee's assets and/or business in one transaction or in a series of related transactions.

1.3 "Exclusive" means that, subject to Sections 3.2 and 3.3, University will not grant further licenses under the Licensed Patent or Licensed Patent Applications in the Field of Use in the Territory.

1.3 "Field of Use" means the field(s) of use described in section 2 of the EPLA.

1.4 "Licensed Patent" means the (i) the patent(s) described in section 5.1 and (ii) the patent applications described in Section 5.2 of the EPLA, along with any issued and unexpired patent(s) issued during the Term that arose out of and claim priority to such patent applications, such as for example, continuations, divisionals, continuation-in-part, or foreign applications. "Licensed Patent" also means any reissues or reexaminations of a Licensed Patent that contain one or more valid claims directed to Licensed Technology. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdictions from which no appeal can be or is taken.

1.6 "Licensed Product(s)" means any product or part of a product in the Field of Use:

(i) the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent; or

(ii) which is made with, uses, was derived from, identified or validated by, incorporates, or was developed in whole or in part using any Technical Information.

1.7 "Licensee" means the entity identified in section 1 of the EPLA.

1.9 "Net Sales" means  all gross derived by Licensee, its Affiliates, or sublicensees, their distributors or designees from the sale, transfer or other disposition of Licensed Product to an end user. Net Sales excludes the following items: (i) all trade, quantity, and cash discounts actually allowed, (ii) all credits and allowances actually granted due to rejections, returns, billing errors, and retroactive price reductions, (iii) applicable duties, and (iv) applicable excise, sale and use taxes.

1.10 "Nonroyalty Sublicensing Consideration" means any consideration received by Licensee from a sublicensee other than (i) royalties on product sales (royalties on product sales by sublicensees will be treated as if Licensee made the sale of such product).

1.10 "Patent-Related Expenses" means costs and expenses (including out-of-pocket attorneys' fees, patent agent fees and governmental filing fees) that the University incurs in prosecuting and maintaining the Licensed Licensed Patents.

1.11 "Performance Milestone" means an act or event specified in section 5.1 and described in section 9 of the EPLA.

1.16 "Territory" means the geographical area described in section 3 of the EPLA.

1.17 "Third Party" means any party other than the University or Licensee.

1.18 "University Indemnitees" means University, its respective regents, officers, employees, students, agents, faculty, representatives, and volunteers.
2. Term. The term of this Agreement commences on the Effective Date as defined in section 4 of the EPLA and, unless terminated earlier as provided in section 8, expires on the date on which both no Licensed Patent is active in the Territory and no Licensed Patent Application is pending in the Territory (the "Term").

3. Grant of License.

3.1 The Licensee's Rights.

3.1.1	Licensed Patent. Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee an Exclusive license (sub-licensable if Section 7 of the EPLA is marked "Yes") under the Licensed Patent in the Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Territory.

3.1.2	Technical Information (unless "None" is selected in Section 5.3 of the EPLA). Subject to the terms and conditions of this Agreement, the University hereby grants to the Licensee a non-exclusive license to use the Technical Information.

3.1.3	Specific Exclusion. University does not grant any other rights under this Agreement except as contained in Section 3.1.1 and 3.1.2. Except as may be provided under Section 3.1.2, the University does not agree to furnish to Licensee any technical information. Additionally, the University has not agreed to provide Licensee with any assistance under this Agreement.

3.2	The University's Retained Rights. The University retains on behalf of itself and all other non-profit research institutions, to practice the Licensed Patent for any non-profit purpose, including research, teaching, and educational purposes. Licensee agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution using the Licensed Patent for non-profit purposes.

3.3	Right of U.S. Government. [Applicable if Section 5 of the EPLA is checked "Yes."] This Agreement is subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that the Licensed Product sold or produced in the United States be "manufactured substantially in the United States." Licensee will ensure all obligations of these provisions are met.

4. Applications and Patents.

4.1 Pre-EPLA Patent Filings. The Licensee acknowledges that it has reviewed each Licensed Patent and each Licensed Patent Application and that it will not dispute the inventorship, validity, or enforceability of any of the claims made in a Licensed Patent or a Licensed Patent Application. The Licensee further represents that as of the Effective Date, it has not and does not manufacture, have manufactured, offer to sell, sell, offer to lease, lease, or import (a) any product or good that infringes (including under the doctrine of equivalents) a claim in any Licensed Patent or Licensed Patent Application, or (b) any product or good that is made using a process or machine that infringes (including under the doctrine of equivalents) a claim in a Licensed Patent or Licensed Patent Application.

4.2 Patent Application Filings during the Term of this Agreement.

4.2.1	The University, in consultation with the Licensee, shall determine in which countries patent application(s) will be filed and prosecuted with respect to the Licensed Technology. The University shall retain counsel of its choice to file and prosecute such patent applications. The University will inform the Licensee of the status of the prosecution of the patent application, including delivering to the Licensee pertinent notices, written and oral communications with governmental officials, and documents, and shall consult with the Licensee on the prosecution of the patent application. The Licensee shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology. In furtherance of the foregoing, the Licensee shall notify the University, in writing, of the individual whom the Licensee has designated to consult and cooperate as provided in this subsection and is identified in section 13 of the EPLA. The Contact Person shall respond to the University's request for consultation and cooperation on a pending matter within five business days or sooner as may be required under the circumstances. If the Contact Person fails to respond in such time period, the University, exercising its own judgment and discretion, may respond to the matter as it deems appropriate. Except as provided in subsection 4.2.2, the Licensee shall reimburse the University for all Patent-Related Expenses as provided in section 6.3 and in section 6 of the EPLA.

4.2.2	The grant of license in section 3.1 and the definition of Territory in section 1.16 shall not extend to or include any country in which Licensee elects, in writing to the University, not to pay or reimburse the payment of the cost, in whole or in part, to seek or maintain intellectual property protection.

4.2.3 No provision of this Agreement limits, conditions, or otherwise affects the University's right to prosecute a patent application with respect to the Licensed Technology in any country. The University retains the sole and exclusive right to file or otherwise prosecute a patent application with respect to the Licensed Technology. In no event shall the Licensee file a patent application with respect to the Licensed Technology. The Licensee shall cooperate with the University in the filing and prosecution of all patent applications with respect to the Licensed Technology.

4.3 Rights in the Licensed Patents and Licensed Patent Applications. No provision of this Agreement grants the Licensee any rights, titles, or interests (except for the grant of license in subsection 3.1.1) in the Licensed Patents or Licensed Patent Applications, notwithstanding the Licensee's payment of all or any portion of the patent prosecution, maintenance, and related costs.

5. Commercialization.

5.1 Commercialization and Performance Milestones. The Licensee shall use its commercially reasonable efforts, consistent with sound and reasonable business practices and judgment, to commercialize the Licensed Technology and to manufacture and offer to sell and sell Licensed Products as soon as practicable and to maximize sales thereof. The Licensee shall perform, or shall cause to happen or be performed, as the case may be, all the performance milestones described in section 9 of the EPLA.

5.2 Covenants Regarding the Manufacture of Licensed Products. The Licensee hereby covenants and agrees that (i) the manufacture, use, sale, or transfer of Licensed Products shall comply with all applicable federal and state laws, including all federal export laws and regulations; and (ii) the Licensed Products shall not be defective in design or manufacture. The Licensee hereby further covenants and agrees that, pursuant to 35 United States Code Section 204, it shall, and it shall cause each sublicensee, to substantially manufacture in the United States of America all products embodying or produced through the use of an invention that is subject to the rights of the federal government of the United States of America.

5.3 Export and Regulatory Compliance. The Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (i) ITAR and EAR product/service/data-specific requirements; (ii) ITAR and EAR ultimate destination-specific requirements; (iii) ITAR and EAR end user-specific requirements; (iv) Foreign Corrupt Practices Act; and (v) antiboycott laws and regulations. The Licensee shall comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information). The Licensee certifies that it shall not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Products (including any associated products, items, articles, computer software, media, services, technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. The Licensee shall include an appropriate provision in its agreements with its authorized sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations.

5.4 Commercialization Reports. Throughout the Term and during the Post-termination Period, and within thirty (30) days of the date specified in the schedule set forth in section 10 of the EPLA, the Licensee shall deliver to the University written reports of the Licensee's and the sublicensees' efforts and plans to commercialize the Licensed Technology and to manufacture, offer to sell, or sell Licensed Products.

5.5 Use of the University's Name and Trademarks or the Names of University Faculty, Staff, or Students. No provision of this Agreement grants the Licensee or sublicensee any right or license to use the name, logo, or any marks owned by or associated with the University or the names, or identities of any member of the faculty, staff, or student body of the University. The Licensee shall not use and shall not permit a sublicensee to use any such logos, marks, names, or identities without the University's prior written approval.

5.6 Governmental Markings.

5.6.1	The Licensee shall mark all Licensed Products, where feasible, with patent notice appropriate under Title 35, United States Code.

5.6.2	The Licensee is responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Product, at the Licensee's expense, including, without limitation, any safety studies. The Licensee is responsible for including with the Licensed Product any warning labels, packaging and instructions as to the use and the quality control for any Licensed Product.

5.6.3	The Licensee agrees to register this Agreement with any foreign governmental agency that requires such registration, and the Licensee shall pay all costs and legal fees in connection with such registration. The Licensee shall comply with all foreign laws affecting this Agreement or the sale of Licensed Products.

6. Payments, Reimbursements, Reports, and Records.

6.1 Payments. The Licensee shall pay all amounts due under this Agreement by check (payable to the "Regents of the University of Minnesota" and sent to the address specified in section 12.13), wire transfer, or any other mutually agreed-upon method of payment.

6.2 Interest. All amounts due under this Agreement shall bear interest at 12% per annum on the entire unpaid balance computed from the due date until the amount is paid.

6.3 Reimbursement of Patent-Related Expenses. The Licensee shall pay invoices for Patent-Related Expenses under this Agreement within thirty (30) days of its receipt of the University's invoice. With respect to each invoice, the University shall use reasonable efforts to specify the date on which the Patent-Related Expense was incurred and the purpose of the expense (including, as applicable, a summary of patent attorney services giving rise to the expense); provided, however, the University is not required to disclose to the Licensee any information that is protected by the University's attorney-client privilege. Patent-Related Expenses incurred as of the Effective Date are set forth in section 6 of the EPLA. The University reserves the right to require that Licensee provide and maintain a reasonable advance deposit with the University or some other form of security to ensure payment of Patent-Related Expenses.

6.4 Royalty Payments/Sales Reports. Within sixty (60) days after the last day of the second and fourth calendar quarters during the Term and the Post-termination Period, the Licensee shall deliver to the University a written sales report in the form acceptable to the University, recounting the number and Net Sales Amount (expressed in U. S. dollars) of all sales, leases, or other dispositions of Licensed Products, whether made by the Licensee or a sublicensee, during such semi-annual period. The Licensee shall deliver such written report to the University even if the Licensee is not required hereunder to pay to the University a payment for sales, leases, or other dispositions of Licensed Products during the semi-annual period. The Licensee shall deliver along with such sales reports its payment for royalties owed on all Net Sales of Licensed Products by the Licensee and the sublicensees during such semi-annual period.

6.5 Records Retention and Audit Rights.

6.5.1	Throughout the Term and the Post-termination Period and for five (5) years thereafter, the Licensee, at its expense, shall keep and maintain and shall cause each sublicensee and each non-affiliated Third Party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Licensee to keep and maintain complete and accurate records of all sales, leases, and other dispositions of Licensed Products during the Term and the Post-termination Period and all other records related to this Agreement.

6.5.2	In connection with an audit, the Licensee, upon written request, shall deliver to the University and its representatives true, correct and complete copies of all documents and materials (including electronic records) reasonably relevant to the Licensee's and sublicensees' performance of this Agreement, including, without limitation, all sublicenses granted.

6.5.3	To determine the Licensee's compliance with the terms of this Agreement, the University, at its expense (except as set forth in this subsection), may inspect and audit the Licensee's records referred to in subsection 6.5.1 at the Licensee's address as set forth in this Agreement or such other location(s) as the parties mutually agree during the Licensee's normal business hours. The Licensee shall cooperate in the audit, including providing at no cost, commodious space in the Licensee's place of business for the auditor. The Licensee shall reimburse the University for all its out-of-pocket expenses to inspect and audit such records if the University, in accordance with the results of such inspection and audit, determines that the Licensee has underpaid amounts owed to the University by at least three percent (3%) or twenty-five thousand dollars ($25,000), whichever is smaller, in a reporting period. The Licensee shall cause each sublicensee and each non-affiliated Third Party that manufactures, sells, leases, or otherwise disposes of Licensed Products on behalf of the Licensee to grant the University a right to inspect and audit the sublicensee's or Third Party's records substantially similar to the rights granted the University in this subsection. In connection with, and before the commencement of, an audit, if the Licensee requests in writing to the University, then prior to conducting such audit, the Licensee, the University and the auditor must enter into an agreement prohibiting the auditor and the University from disclosing the Licensee's nonpublic, proprietary information to any Third Party without the Licensee's prior written consent; provided, however, that consistent with generally accepted auditing standards and the auditor's professional judgment, the auditor may disclose such information to the University and its agents, counsel, or consultants. The Licensee acknowledges that such an agreement is adequate to protect its legitimate interests, and the parties agree that there shall be no additional nondisclosure agreement demanded as a condition to the commencement of an audit and the University's exercising its rights under this subsection.

6.6 Currency and Checks. All computations and payments made under this Agreement shall be in United States dollars. To determine the dollar value of transactions conducted in non-United States dollar currencies, the parties shall use the exchange rate for the currency into dollars as reported in the Wall Street Journal as the New York foreign exchange mid-range rate on the last business day of the month in which the transaction occurred.

7. Infringement.

7.1 If a party learns of substantial, credible evidence that a Third Party is making, using, or selling a product in the Field of Use in the Territory that infringes a Licensed Patent, such party shall promptly notify the other party in writing of the possible infringement and in such notice describe in detail the information suggesting infringement of the Licensed Patent. Prior to commencing any action to enforce a Licensed Patent, the parties shall enter into good faith negotiations on the desirability of bringing suit, the parties to the action, the selection of counsel, and such other matters as the parties may agree to discuss. No provision of this Agreement limits, conditions, or otherwise affects a party's statutory and common-law rights to commence an action to enforce a Licensed Patent. In any such action, the parties agree to cooperate fully with each other and will use reasonable efforts to permit access to relevant personnel, records, papers, information, samples and specimens during regular business hours. Any amounts recovered (less amounts actually paid for reasonable attorney's fees and legal expenses) by Licensee in any such action or settlement that constitute compensation for lost profits or sales will be considered subject to the royalty rate in subsection 11.4.1 of the EPLA. All other amounts recovered (less amounts actually paid for reasonable attorney's fees and legal expenses) by Licensee in such action or settlement shall be considered subject to the rate for Sublicense Revenues in subsection 11.5.2 of the EPLA.

7.2. If any suit, action or proceeding is brought or commenced against the Licensee alleging the infringement of a patent or other intellectual property right owned by a Third Party by reason of the manufacture, use or sale of Licensed Products, the Licensee shall give the University prompt notice thereof. If the validity of a Licensed Patent is questioned in such suit, action or proceeding, the Licensee shall have no right to make any settlement or compromise which affects the scope, validity, enforceability or otherwise the Licensed Patent without the University's prior written approval.

8. Termination.

8.1 University may terminate this Agreement if Licensee

(A) is delinquent on any report or payment;
(B) is not diligently developing and commercializing Licensed Product;
(C) misses a milestone under Section 11.9 of the EPLA;
(D) is in breach of any provision of this Agreement;
(E) provides any false report; or
(F) fails to enter into any of the following agreements by the dates indicated below; or having so entered in to the following agreements, defaults on any of the terms contained therein, or terminates the agreement(s).

➢
Sponsored research agreement within 90 days of the Effective Date of this Agreement with the University to carry out further research on (1) the TriKE platform including the cytokine linker and the best target antigens on cancer targets and (2) building on higher production systems that generate higher concentrations of TriKEs for expanded use beyond the initial bacterial production used for phase I testing.

Termination under this Section 8.1 will take effect 30 days after written notice by University unless Licensee remedies the default in that 30-day period.

8.2 Licensee may terminate this Agreement

Text marked [****] has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested for the omitted information.

(A)  any time prior to the dosing of the first patient in a Phase I clinical trial upon payment of [****] to the University; or
(B) any time after the dosing of the first patient in a Phase I clinical trial upon payment of [****] to the University.

8.2  Surviving Provisions. Surviving any termination or expiration are:

(A)	Licensee's obligation to pay royalties accrued or accruable;
(B)	any claim of Licensee or University, accrued or to accrue, because of any breach or default by the other party; and
(C)	the provisions of Articles 8, 9, and 10 and any other provision that by its nature is intended to survive.

9. Indemnification, and Insurance.

Licensee shall indemnify, hold harmless, and defend all University Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Licensee under this Agreement or the breach of this Agreement by Licensee.

9.4 The Licensee's Insurance.

9.4.1	Throughout the Term, or during such other period as the parties agree in writing, the Licensee shall maintain, and shall cause each sublicensee to maintain, in full force and effect comprehensive general liability ("CGL") insurance, with single claim limits acceptable to the University. Such insurance policy shall include coverage for claims that may be asserted by the University against the Licensee under section 9.2 and for claims by a Third Party against the Licensee or the University arising out of the purchase or use of a Licensed Product. Such insurance policy must (i) name the University as an additional insured if the University so requests in writing and (ii) require the insurer to deliver written notice to the University at the address set forth in section 12.13, at least thirty (30) days before the termination of the policy. Upon receipt of the University's written request, the Licensee shall deliver to the University a copy of the certificate of insurance for such policy.

9.4.2	The provisions of subsection 9.4.1 do not apply if the University agrees in writing to accept the Licensee's or a sublicensee's, as the case may be, self-insurance plan as adequate insurance.

9.5 Sublicensees - Release. The Licensee shall cause each sublicensee to grant the University a release from liabilities substantially similar to the release granted in favor of the University in section 9.1.

10. Disclaimer of Warranties.

UNIVERSITY PROVIDES LICENSEE THE RIGHTS GRANTED IN THIS AGREEMENT AS IS AND WITH ALL FAULTS. UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. AMONG OTHER THINGS, THE UNIVERSITY EXPRESSLY DISCLAIMS ANY WARRANTIES CONCERNING AND MAKES NO REPRESENTATIONS:

(i)	that the Licensed Patent Applications will be allowed or granted or that a patent will issue from any Licensed Patent Application;
(ii)	concerning the validity, enforceability, interpretation of claims or scope of any Licensed Patent; or
(iii)	that the exercise of the rights or licenses granted to the Licensee under this Agreement will not infringe a Third Party's patent or violate its intellectual property rights;
(iv)	that the exploitation of Licensed Patent or Technology will be successful

10.3 Sublicensees - Warranties. The Licensee shall cause each sublicensee to give the University warranties and disclaimers and exclusions of warranties substantially similar to the warranty and disclaimers and exclusions of warranties in favor of the University in section 10.1 and subsections 10.2.1 and 10.2.2.

11. Damages.

11.1 No Indirect Liability. University is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement,

12. General Terms

12.1 Access to University Information.

12.1.1 Data Practices Act. The parties acknowledge that the University is subject to the terms and provisions of the Minnesota Government Data Practices Act, Minnesota Statutes §13.01 et seq. (the "Act"), and that the Act requires, with certain exceptions, the University to permit the public to inspect and copy any information that the University collects, creates, receives, maintains, or disseminates.

12.1.2 Confidentiality. To the extent permitted by law, including as provided in the Act, the University shall hold in confidence and disclose only to University employees, agents and contractors who need to know the reports described in sections 5.4 and 6.4 and the records inspected in accordance with section 6.5 of the Terms and Conditions. No provision of this Agreement is to be construed to further prohibit, limit, or condition the University's right to use and disclose any information in connection with enforcing this Agreement, in court or elsewhere.

12.2 Amendment and Waiver. The Agreement may be amended from time to time only by a written instrument signed by the parties. No term or provision of this Agreement may be waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. No waiver of a breach is to be deemed a waiver of a different or subsequent breach.

12.3 Applicable Law and Forum Selection. The internal laws of the state of Minnesota, without giving effect to its conflict of laws principles, govern the validity, construction, and enforceability of this Agreement. A suit, claim, or other action to enforce the terms of this Agreement may be brought only in the state courts of Hennepin County, Minnesota. The Licensee hereby submits to the jurisdiction of that court and waives any objections it may have to that court asserting jurisdiction over the Licensee or its assets and property.

12.4 Assignment and Sublicense. Except as permitted under subsection 3.1.2 and section 12.5 of the Terms and Conditions, the Licensee shall not assign or sublicense its interest or delegate its duties under this Agreement. Any assignment, sublicense, or delegation attempted to be made in violation of this section is void. Absent the consent of all the parties, an assignment or delegation will not release the assigning or delegating party from its obligations. The Agreement inures to the benefit of the Licensee and the University and their respective permitted sublicensees and trustees.

12.5 Change of Control. Licensee may assign this Agreement as part of a Change of Control upon prior and complete performance of the following conditions:
(A) Licensee must give University 30 days prior written notice of the assignment, including the new assignee's contact information;
(B) the new assignee must agree in writing to University to be bound by this Agreement; and
(C) University must have received the full Change of Control Fee.

12.6 Collection Costs and Attorneys' Fees. If a party fails to perform an obligation or otherwise breaches one or more of the terms of this Agreement, the other party may recover from the non-performing breaching party all its reasonable costs (including actual attorneys' and investigative fees) to enforce the terms of this Agreement.

12.7 Consent and Approvals. Except as otherwise expressly provided, in order to be effective, all consents or approvals required under this Agreement must be in writing.

12.8 Construction. The headings preceding and labeling the sections of this Agreement are for the purpose of identification only and are not to be employed or used for the purpose of construction or interpretation of any portion of the EPLA. As used herein and where necessary, the singular includes the plural and vice versa, and masculine, feminine, and neuter expressions are interchangeable.

12.9 Enforceability. If a court of competent jurisdiction adjudges a provision of this Agreement to be unenforceable, invalid, or void, such determination is not to be construed as impairing the enforceability of any of the remaining provisions hereof and such provisions will remain in full force and effect.

12.10 Entire Agreement. The parties intend this Agreement (including all attachments, exhibits, and amendments hereto) to be the final and binding expression of their contract and agreement and the complete and exclusive statement of the terms thereof. The Agreement cancels, supersedes, and revokes all prior negotiations, representations and agreements among the parties, whether oral or written, relating to the subject matter of this Agreement.

12.11 Language and Currency. Unless otherwise expressly provided in this Agreement and in order to be effective, all notices, reports, and other documents and instruments that a party elects or is required to deliver to the other party must be in English, and all notices, reports, and other documents and instruments detailing revenues and earned under this Agreement or expenses chargeable to a party must be United States dollar denominated.

12.12 No Third-Party Beneficiaries. No provision of this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement any rights, remedies, obligations, or liabilities hereunder. No sublicensee may enforce or seek damages under this Agreement.

12.13 Notices. In order to be effective, all notices, requests, and other communications that a party is required or elects to deliver must be in writing and must be delivered personally, or by facsimile or electronic mail (provided such delivery is confirmed), or by a recognized overnight courier service or by United States mail, first-class, certified or registered, postage prepaid, return receipt requested, to the other party at its address set forth below or to such other address as such party may designate by notice given under this section:

If to the University: University of Minnesota
Office for Technology Commercialization
200 Oak Street, SE
Suite 280
Minneapolis, MN 55455
Phone: 612.624.0550
Fax: 612.624.6554
E-mail: otcagree@umn.edu

For notices sent University of Minnesota
under section 8, Office of the General Counsel
with a copy to: Attn: Transactional Law Services
360 McNamara Alumni Center
200 Oak Street S.E.
Minneapolis, MN 55455-2006
Facsimile No.: 612.626.9624
E-mail: contracts@mail.ogc.umn.edu

If to the Licensee: As indicated in section 12 of the EPLA.

12.14 Relationship of Parties. In entering into, and performing their duties under this Agreement, the parties are acting as independent contractors and independent employers. No provision of this Agreement creates or is to be construed as creating a partnership, joint venture, or agency relationship between the parties. No party has the authority to act for or bind the other party in any respect.

12.15 Security Interest. In no event may the Licensee grant, or permit any person to assert or perfect, a security interest in the Licensee's rights under this Agreement.

12.16 Survival. Immediately upon the termination or expiration of this Agreement, except for certain rights granted for the Post-termination Period, all the Licensee's rights under this Agreement terminate; provided, however, the Licensee's obligations that have accrued before the effective date of termination or expiration (e.g., the obligation to report and make payments on sales, leases, or dispositions of Licensed Products and to reimburse the University for costs) and the obligations specified in section 6.1 survive. The obligations and rights set forth in sections 6.4 and 8.3 and sections 9, 10, and 11 also survive the termination or expiration of this Agreement.